Exhibit 99.1
Contact:
Kevin Kline
330-655-9000
Kevin.kline@quatech.com
FOR IMMEDIATE RELEASE
DPAC Announces Sale of Assets to a Subsidiary of B&B Electronics
HUDSON, OHIO — August 3, 2011 —DPAC Technologies Corp. (OTCQB:DPAC) today announced that it has entered into an Asset Purchase Agreement with B&B Electronics, pursuant to which a wholly-owned subsidiary of B&B Electronics has agreed to acquire substantially all of the assets of Quatech, Inc., a leader in wireless machine-to-machine (M2M) networking solutions, for $10.5 million, subject to final working capital adjustments. This sale represents substantially all of the assets of DPAC. The agreement also requires the establishment of an escrow of $900,000. The acquisition has been unanimously approved by DPAC’s Board of Directors and by a special independent committee of DPAC’s directors.
As part of the transactions, DPAC intends to make liquidating distributions following the closing of $0.05 per share to common shareholders who are not directors, officers, or otherwise party to an allocation agreement entered into among DPAC’s majority shareholder, certain shareholders who are members of the board and/or management and other parties named therein. DPAC’s ability to make liquidating distributions in this amount is only possible because of the terms agreed to by the parties to the allocation agreement, in which these parties agreed to receive lower payments than the payments to which these parties would otherwise be entitled under the terms of DPAC’s organizational documents and financing agreements.
Quatech holds a strong industry position as a global leader in Ethernet, Wi-Fi, USB and serial device networking and connectivity solutions in wireless and traditionally wired industrial environments. When the acquisition is completed, Quatech will operate as a subsidiary of B&B Electronics.
“We believe this transaction creates value for DPAC’s shareholders and are excited about the opportunity this creates for Quatech’s customers,” said Steve Runkel, President and CEO of DPAC.
The acquisition is subject to customary closing conditions, including the receipt of various third party consents. Majority shareholders of DPAC, representing 83.9% of the voting shares of its common shares and Series A Preferred stock have entered into voting agreements with B&B and approved the transactions on August 3, 2011. An allocation agreement was entered into contemporaneously with the signing of the Asset Purchase Agreement, and DPAC will file a Current Report on Form 8-K with respect to the definitive agreements. DPAC is filing a preliminary Information Statement with the SEC on or about August 5, 2011 and will cause the definitive version to be distributed as soon as it can thereafter. The acquisition is expected to close by fall, 2011.
About Quatech, Inc.
Quatech delivers high performance device networking and connectivity solutions to help companies improve their bottom line results. Its products enable reliable machine-to-machine (M2M) communications via secure 802.11 wireless or traditional wired networks, with industrial-grade embedded radios, modules, boards and external device servers, and bridges. For local and mobile connections, Quatech’s serial adapters provide secure connectivity and port expansion via any interface option. Satisfied customers worldwide rely on Quatech’s unique combination of performance and support to improve operations through real-time remote monitoring and control, streamlined systems, and lowest total cost of ownership (TCO). Quatech markets its products through a global network of distributors, resellers, systems integrators and original equipment manufacturers in the transportation, instrumentation and industrial control, homeland security, medical equipment, and logistics markets. Founded in 1983, Quatech is headquartered in Hudson, Ohio. Quatech merged with DPAC Technologies (OTCBB: DPAC) in February 2006. Information concerning DPAC is filed by DPAC with the SEC and is available on the SEC website, www.sec.gov. To learn more about Quatech’s complete line of device networking and connectivity solutions, visit www.quatech.com.

About B&B Electronics (www.bb-elec.com): B&B Electronics Manufacturing Company designs and manufactures data communications products for commercial and industrial applications. In addition to manufacturing products, B&B is a value-added distributor for other quality vendors. This provides B&B the depth to solve most any data communications problem and be a one-stop source for data communications products.
Forward-Looking Statements
Certain statements contained in this press release may be considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995; it is our intent that any such statements be protected by the safe harbor created thereby. Forward-looking statements are based on our current expectations, estimates and assumptions and are subject to risks and uncertainties, and therefore results may differ materially from those set forth in those statements. More information about the risks and challenges faced by DPAC Technologies Corp. is contained in the Securities and Exchange Commission filings made by DPAC. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.
FOR FURTHER INFORMATION CONTACT:
Kevin Kline
Tel: (330) 655-9000